Exhibit 3.2

THE COMPANIES ACT

(2021 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TRISTAR ACQUISITION I CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED [•] 2021 AND EFFECTIVE ON [•] 2021)

1	TABLE A

1.1	The regulations in Table A in the Schedule to the Companies Act (2021 Revision) do not apply to this company.

2	INTERPRETATION

2.1	In these Articles where the context permits:

“Affiliate”	means in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such person;

“Articles”	means these amended and restated articles of association of the Company as amended from time to time;

“Audit Committee”	means the audit committee of the board of Directors of the Company established pursuant to the Articles, or any successor committee;

“Auditors”	means the persons providing the duties of auditors of the Company for the time being (if any);

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) so long as the securities of the Company are listed on a Designated Stock Exchange must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be effectuated solely with another “blank check” company or a similar company with nominal operations;

“Business Day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City;

“circular resolution”	means a resolution passed in accordance with these Articles without a meeting;

“Class” or “Classes”	means any class or classes of shares as may be from time to time issued by the Company;

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company;

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company;

“Class B Share Conversion”	means the conversion of Class B Shares in accordance with Article 17;

“Class Meeting”	means a separate meeting of the holders of a Class;

“clear days”	in relation to notice of a meeting means days falling after the day on which notice is given or deemed to be given and before the day of the meeting;

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the shares (or related depositary receipts) are listed or quoted on a stock exchange (including but not limited to a Designated Stock Exchange) or inter-dealer quotation system in such jurisdiction;

“Company”	means the above-named company;

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any);

“Compensation Committee”	means the compensation committee of the board of Directors established pursuant to the Articles, or any successor committee;

“Designated Stock Exchange”	means any United States national securities exchange or automated system on which the securities of the Company are listed for trading, including the New York Stock Exchange;

“Directors”	means the directors, or the sole director, for the time being of the Company;

“Dividend”	means any dividend (whether interim or final) resolved to be paid on shares pursuant to the Articles;

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors;

“Electronic Record”	has the same meaning as in the Electronic Transactions Act;

“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands;

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

“Founders”	means the Sponsor and all Members immediately prior to the consummation of the IPO;

“Governmental Authority”	means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, and any self-regulatory organisation;

“holder”	in relation to a share of the Company means the Member or Members for the time being registered in the Register as the holder of the share;

“Independent Director”	has the same meaning as in the rules and regulations of the relevant Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be;

“IPO”	means the Company’s initial public offering of securities;

“Member”	has the same meaning as in the Statute;

“Memorandum”	means the memorandum of association of the Company as the same may be amended and restated from time to time;

“month”	means calendar month;

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of Directors established pursuant to the Articles, or any successor committee;

“Officer”	means a person appointed to hold an office in the Company;

“ordinary resolution”	means a resolution passed at a general meeting (or, if so specified, a Class Meeting) of the Company by a simple majority of the votes cast, or a circular resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled pursuant to the Articles;

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“paid-up”	means paid-up or credited as paid-up;

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company;

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO;

“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein;

“Register”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members;

“Registered Office”	means the registered office for the time being of the Company;

“Representative”	means a representative of the Underwriters;

“Seal”	means the common seal or any official or duplicate seal of the Company;

“Secretary”	means the secretary or assistant secretary for the time being of the Company (if any);

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission;

“share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the capital of the Company;

“special resolution”	subject to Article 24.6, means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a majority of two thirds of the votes cast, as provided in the Statute, or a circular resolution;

“Specified Future Issuance”	means an issuance of a class of equity or Equity-linked Securities to specified purchasers that the Company may determine to make in connection with financing its initial Business Combination;

“Sponsor”	means Tristar Acquisition Holding I LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands and every modification or re-enactment thereof for the time being in force;

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited;

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter;

“written” and “in writing”	import all methods of representing, reproducing or communicating words or numerals in visible form, including printing, lithography, photography, telecopying, telexing, email and any other electronic means acceptable to the Directors, including in the form of an Electronic Record;

“year”	means calendar year

2.2	In these Articles where the context permits:

(a)	words importing the singular number include the plural and vice versa;

(b)	words importing the masculine gender include the feminine gender and vice versa;

(c)	words importing persons include companies or associations or bodies of persons, corporate or unincorporate, as well as any other legal or natural person;

(d)	the word “may” is permissive; the word “shall” is imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

(f)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(h)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act.

2.3	Subject as aforesaid, words defined or used in the Statute have the same meaning in these Articles.

2.4	The headings in these Articles are for ease of reference only and shall not affect the construction or interpretation of these Articles.

2.5	In these Articles sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3	PRELIMINARY

3.1	The Company may commence business immediately upon registration pursuant to the Statute.

3.2	The Company may ratify any contract or other transaction entered into in its name or on its behalf prior to registration.

3.3

The preliminary expenses of incorporating the Company shall be paid by the Company, including any expenses concerned with the issue of shares by the Company or with any contract or transaction ratified pursuant to the foregoing Sub-Article. The preliminary expenses may be charged to income or capital or amortised over any period as the Directors think fit.

4	CLASSIFICATION AND VARIATION OF SHARES

4.1

Subject to the Memorandum and subject to any directions of the Company in general meeting, the unissued shares of the Company may from time to time be divided or sub-divided into such Classes, or re-classified, and be issued with such preferred, deferred or other special rights, privileges, restrictions or obligations, whether in regard to dividend, voting, transfer, forced sale, conversion, winding-up entitlement or otherwise as the Directors think fit. This Sub-Article is without prejudice to other provisions of these Articles restricting the variation of rights attached to shares already in issue.

4.2

The rights attached to any Class may (unless otherwise provided by the terms of issue of the shares of that Class), whether or not the Company is being wound up, be varied or abrogated without the consent of the holders of the issued shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that Class (other than with respect to a waiver of the provisions of Article 17, which as stated therein shall only require the consent in writing of the holders of a majority of the issued shares of that Class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate Class Meeting of the holders of the shares of that Class (other than with respect to a waiver of the provisions of Article 17, which as stated therein shall only require the consent of the holders of a majority of the issued shares of that Class). The Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant Class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the Class and that any holder of shares of the Class present in person or by proxy may demand a poll.

4.3

For the purposes of a separate class meeting, the Directors may treat two or more or all the Classes as forming one Class if the Directors consider that such Class would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

4.4

The rights conferred upon the holders of the shares of any Class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that Class, be deemed not to be varied by the creation or issue of further shares ranking equally with them or with preferred or other rights.

5	ISSUE OF SHARES AND OTHER SECURITIES

5.1

Subject to the provisions, if any, in the Memorandum and Article 4 (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion as set out in the Articles.

5.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class or other securities in the Company on such terms as the Directors may from time to time determine.

5.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Cass or other securities in the Company, upon such terms as the Directors may from time to time determine.

5.4

Fractions of a share may be issued if the Directors think fit. The holder of a whole Share (or a fraction of a share), if fully paid-up, may divide it into fractions for the purpose of a transfer, redemption or other disposition, provided that, without the prior approval of the Directors, the holder may only create a fraction which can be expressed as a whole number of hundredths of a whole share. Subject to the terms of issue of the fraction, or of the whole share from which it was derived, a fraction of a share shall carry the corresponding fraction of all the attributes of a whole share.

5.5	Subject to the Statute, shares need not have distinguishing numbers.

5.6

The Directors may, in so far as the Statue permits, authorise the Company to pay or authorise payment of a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company, or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares in the Company, and any such commission may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares.

5.7	The Company may also on any issue of shares pay such brokerage as may be lawful.

5.8	The Company shall not issue bearer shares.

6	REGISTER OF MEMBERS AND RECORD DATES

6.1	The Register shall be kept in accordance with the Statute. If the Company is exempted the Register may be kept outside the Cayman Islands at such place as the Directors shall appoint.

6.2

The Company may keep one or more duplicates of the Register (“branch registers”) in such place or places as the Directors think fit but in the event of a discrepancy the main Register shall prevail. The Directors may determine which register of Members shall be the Register, and which shall be branch registers, and may vary such determination from time to time.

6.3	The Company shall not be bound to register more than four persons as the joint holders of any share.

6.4

Except as otherwise expressly provided by these Articles or as required by Applicable Law or as ordered by a court of competent jurisdiction no person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)

the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)

the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

6.5

For the purpose of determining Members entitled to notice of, or to vote at any general meeting or Class Meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.6

In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any general meeting or Class Meeting of Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.7

If the Register is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a general meeting or Class Meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any general or Class Meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7	SHARE CERTIFICATES

7.1

Share certificates shall be in such form as the Directors determine. Share certificates may not be issued in bearer form. All share certificates shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate, and shall specify the name of the holder and the number and Class of shares to which it relates and the amount paid up thereon.

7.2

Share certificates may be issued under hand by such person or persons authorised by the Directors to do so or, if applicable, the Seal affixed in accordance with these Articles provided that the Directors may authorise share certificates to be issued with the Seal or the authorised signature(s) affixed or represented by printing or other mechanical process.

7.3

Every person whose name is entered as a Member in the Register shall be entitled on request to one certificate for all his shares of each class or, upon payment of a fee not exceeding ten United States dollars per additional certificate, to several certificates, each representing a part of his holding. A Member, whose holding of shares has been reduced by transfer, redemption or otherwise shall be entitled on request to a certificate for the balance.

7.4

In the case of joint holders the Company shall not be bound to issue more than one share certificate; and delivery of the certificate to one of the holders shall be sufficient delivery to all the holders.

7.5

A Member wishing to exercise his rights, if any, to transfer or redeem shares in accordance with these Articles may do so only upon surrendering to the Company the share certificate(s), if any, representing such shares, and subject to the Articles no new share certificate shall be issued until the former certificate representing a like number of relevant shares shall have been surrendered and cancelled.

7.6

If a share certificate is damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the holder upon request subject to delivery up of the old certificate or, if alleged to have been lost, stolen or destroyed, compliance with such conditions as to evidence and indemnity and the payment of expenses of the Company in connection with the request (including the investigation of evidence) as the Directors think fit.

7.7

Share certificates shall be issued within the relevant time limit as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a share transfer with the Company.

7.8	The Directors may determine that any share certificates bear such legends as in their discretion they deem appropriate.

7.9

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate, and the Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8	TRANSFER OF SHARES

8.1

Subject to Article 5, instruments of transfers of shares shall be in a form (if any) prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors

8.2

An instrument of transfer of shares shall be executed by or on behalf of the transferor and, if the Directors require, or in the case of partly paid shares, by the transferee also, and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

8.3	The transferor of a share shall be deemed to remain the holder of the share until the name of the transferee is entered into the Register in respect thereof.

8.4

Subject to the Articles and any special terms of issue of the shares, any Member may transfer all or any of his shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

8.5

In the case of a transfer of shares issued subject to special restrictions or requirements as to transfer the Directors may, as a condition of approval or registration, require the transferor to reimburse the Company for all expenses incurred in connection with the transfer.

8.6	The registration of transfers shall be suspended during any period in which the Register is closed in accordance with these Articles.

9	TRANSMISSION OF SHARES

9.1

Following the death of a Member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to the shares previously held by the deceased, but nothing in this Article shall release the estate of the deceased from any liability in respect of shares which had been held by him, whether solely or jointly.

9.2

A person becoming entitled to a share by reason of the death or bankruptcy of the holder or otherwise by operation of law may upon producing such evidence of his title as the Directors may require, elect either to be registered himself as the holder of the share or to make such transfer of the share as the holder could have made, but in either case the Directors shall have the same right to decline or suspend registration as they would have had in the case of a transfer by the holder. An election pursuant to this Sub-Article to be registered as holder shall be made in writing signed by or on behalf of the person making the election.

9.3

A person entitled to make an election pursuant to the foregoing Sub-Article shall, pending election, have the right to receive (and to give a good discharge for) all monies payable in respect of the share, the same right (if any) as the holder to call for the redemption of the share, and the same right as the holder to enter into an agreement for the purchase of the share by the Company; but such person shall not be entitled to receive notice of, or attend or vote at, general meetings or class meetings of the Company nor, save as aforesaid, to any of the rights or privileges of a Member; and the Directors may at any time give him notice requiring election pursuant to the foregoing Sub-Article and, if there is no election within ninety days of the notice, the Directors may thereafter withhold all monies payable in respect of the share until such time as the election is made.

10	REDEMPTION AND REPURCHASE OF SHARES

10.1

Subject to the Statute and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company is hereby authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holder. The redemption of such shares, except Public Shares, shall be effected in such manner and upon such terms as the Company may, by special resolution, determine before the issue of such shares. With respect to redeeming or repurchasing the shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent. of the Company’s issued shares after the IPO; and

(c)	Public Shares shall be purchased by the Company by way of tender offer in the circumstances set out in the Article 46.

10.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may repurchase shares (including any redeemable shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of shares in the circumstances described in the Article above shall not require further approval of the Members.

10.3

The Company is hereby authorised to make payments in respect of the redemption or purchase of shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Statute.

10.4	Subject as aforesaid, the Directors may determine as they think fit all questions that may arise concerning the manner in which the redemption or repurchase of the shares shall or may be effected.

10.5	No share may be redeemed or repurchased unless it is fully paid-up.

11	SURRENDER OF SHARES AND TREASURY SHARES

11.1	The Directors may accept the surrender for no consideration of any fully paid share.

11.2

Shares repurchased or redeemed by the Company, or surrendered, may be cancelled and shall cease to confer any right or privilege on the seller, or may be determined by the Directors to be Treasury Shares. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on terms as they determine to be proper, including for nil consideration.

12	CALLS ON SHARES AND FORFEITURE

12.1

If a share has been issued partly paid (or nil paid), then, subject to the terms of issue, the Directors may from time to time make calls upon the holder in respect of the monies unpaid on the share, whether in respect of the nominal value or the premium (if any), and, subject as aforesaid:-

(a)	the holder shall be given written notice of the call;

(b)	the date for payment of the call shall be not less than thirty days after the date of the notice of call;

(c)	payment of the call shall be made at the Registered Office or such other place as shall be specified in the notice of call;

(d)	a call may be made payable by installments;

(e)	a call may be revoked or postponed;

(f)	the Directors may differentiate between holders of different shares as to the time or amount of calls;

(g)	if full payment pursuant to a call is not made on or before the due date, interest may in the Directors’ discretion be charged at a rate not exceeding ten percent per annum;

(h)

if payment pursuant to a call is not made on or before the due date, the Directors may, in addition to interest under the foregoing paragraph, require the holder to indemnify the Company for any expenses incurred by reason of non-payment, including expenses incurred in enforcing the Company’s rights under these Articles;

(i)	the joint holders of a share shall be jointly and severally liable for all calls (and interest and other monies due in respect of calls) on the share;

(j)

a holder may not require the Company to make a call on his shares or, in the absence of a call, pay up any amount unpaid on his shares, but the Directors may accept advances from the holder to be applied against future calls on such terms as to interest and repayment as the Directors may determine.

12.2

Any sum which by the terms of issue of a share becomes payable upon issue or at any fixed date, whether in respect of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to have been duly called and to be immediately payable and, in the event of non-payment, all the provisions of these Articles as to the payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

12.3

If full payment pursuant to a call is not made on or before the due date, the Directors may at any time thereafter give the holder a forfeiture notice stating the amount which remains unpaid (including any accrued interest and expenses owed to the Company by reason of non-payment) and appointing the day, not less than fourteen days after the date of the forfeiture notice, on which the shares shall be forfeited unless payment of the stated amount has by then been paid in full. If the stated amount has not by then been paid in full the shares shall be forfeited accordingly.

12.4

In the event of forfeiture the holder shall cease to be a member in respect of the forfeited shares and shall cease to have any right, title or interest in or to the shares but shall remain liable for all amounts due before forfeiture; and the Company may enforce such liability without making any allowance for the value of the shares at the time of forfeiture.

12.5

A forfeited share shall become the property of the Company and may be sold, re-allotted, held as a Treasury Share or otherwise disposed of for the benefit of the Company to such person or persons, upon such terms and in such manner as the Directors think fit. Without limiting the foregoing generality, the Directors may determine whether and to what extent the share shall be treated as paid-up by payments made, or credited as made, thereon prior to forfeiture.

12.6	At any time before the sale, re-allotment or other disposal of a forfeited share the Directors may cancel the forfeiture on such terms as they think fit.

12.7

A note in the Register or a certificate under the hand of the Secretary that a share has been forfeited at a stated time shall be conclusive evidence of those facts in favour of any person to whom the share is sold, re-allotted or disposed of, and his title to the share shall not be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposal.

13	LIEN ON SHARES

13.1

The Company shall have a first and paramount lien and charge on all shares, whether or not fully paid-up, for all the debts and obligations of the holder (or, in the case of joint holders, of any one or more of the joint holders) but the Directors may at any time waive the lien generally or as regards any particular debt or obligation or category of debts or obligations.

13.2	The registration of a transfer of shares shall operate as a waiver of the Company’s lien thereon in respect of the debts or obligations of the transferor.

13.3	The Company’s lien on a share shall extend to all dividends and other monies and benefits payable in respect of the share.

13.4

The Company may sell any share on which the Company has a lien if an amount secured by the lien is presently payable but not until the expiration of fourteen days after written notice to the holder stating and demanding payment of the said amount and stating the Directors’ intention of effecting a sale.

13.5

A sale by the Company pursuant to the foregoing Sub-Article shall be effected in such manner as the Directors think fit; and the Directors may authorise some person to do and execute such transfers and other documents and things on behalf of the holder as may appear to the Directors necessary or desirable for the purpose of carrying out the sale and entering the purchaser or purchasers in the Register.

13.6

The net proceeds of a sale by the Company pursuant to this Article shall be applied in payment of the amount secured by the lien which is presently payable and the balance, if any, shall be paid to the person who was the holder of the shares before the sale unless there are debts or obligations of that person, not presently payable, which were secured by the lien on the shares, in which case the Company shall have the same lien and charge on the said balance of the proceeds of sale as it had on the shares.

14	ALTERATION OF CAPITAL

14.1

Subject to the Statute the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company is exempted and has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient. All new shares shall be subject to the provisions of these Articles concerning calls, forfeiture, lien, transfer, transmission, disposal by the Directors and otherwise as the original shares.

14.2	Subject to the Statute, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination or

(d)

cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

For the avoidance of doubt paragraphs (a) and (b) above do not apply if the Company is an exempted company and its shares have no par value.

14.3

Subject to the Statute, the Company may from time to time by special resolution reduce its share capital or any capital redemption reserve fund in any way or alter any conditions of its Memorandum relating to share capital.

15	ALTERATION OF REGISTERED OFFICE, NAME AND OBJECTS

15.1	Subject to the Statute, the Company may by resolution of its Directors change the location of its Registered Office.

15.2

Subject to the Statute, the Company may from time to time by special resolution change its name or alter its objects or make any other alteration to its Memorandum for which provision has not been made elsewhere in these Articles.

16	GENERAL MEETINGS

16.1

The Company may, but shall not (unless required by the Statute) be obliged to, in each year, hold an annual general meeting, and shall specify the meeting as such in the notices calling it. The time and place of annual general meetings (if any) shall be determined by the Directors, the chief executive officer or the chairman of the board of Directors.

16.2

All general meetings other than annual general meetings shall be called Extraordinary General Meetings. The Directors, the chief executive officer or the chairman of the board of Directors may call or authorise the calling of an Extraordinary General Meeting whenever they think fit.

16.3	Members shall have no right to call general meetings of the Company.

16.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

17	CLASS B SHARE CONVERSION

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 4.02) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate Class in the manner provided in Article 4.02.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	NOTICE OF GENERAL MEETINGS

18.1	At least five clear days’ notice in writing shall be given of a general meeting to all Members entitled as at the record date for the notice provided that:

(a)

an Extraordinary General Meeting may be called by shorter notice (but not shorter than two clear days) if so agreed by a Member or Members (or their proxies or representatives) holding in the aggregate, as at the record date for the meeting, shares conferring the right to cast ninety-five per cent of the votes that could be cast on a poll if all Members so entitled attended the meeting;

(b)

an Annual General Meeting or an Extraordinary General Meeting may be held without notice and without observing any of the requirements or provisions of these Articles concerning convening general meetings if so agreed by all the Members (or their proxies or representatives) entitled as at the date of the meeting to attend and vote at general meetings;

18.2	The notice of a general meeting shall specify:

(a)	the place, the day and the hour of the meeting and, if different, the record date for determining members entitled to attend and vote; and

(b)	the general nature of any special business to be conducted at the meeting;

18.3	The Directors and the Auditors, if any, shall be entitled to receive notice of, and to attend and speak at, any general meeting of the Company.

18.4	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

19	PROCEEDINGS AT GENERAL MEETINGS

19.1

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

19.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

19.3	A circular resolution shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held

19.4

If within half an hour from the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and, if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Member or Members present shall be a quorum.

19.5

The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company; or, if there is no such chairman or if he shall not be present at the time appointed for the meeting, or if he is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting; or, if no Directors are present at the time appointed for the meeting or no Director is willing to act as chairman, then the Members present shall choose one of their number to be chairman of the meeting.

19.6

The chairman may, with the consent of any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

19.7

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

19.8	A resolution put to the vote of the meeting shall be decided on a poll.

19.9

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll. Without limiting the foregoing generality, the chairman may direct the use of ballot or voting papers, may appoint scrutineers and, may adjourn the meeting (for no more than thirty days) to some other time or place for the purpose of conducting the poll or declaring its result. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

19.10	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

20	VOTES OF MEMBERS

20.1

Subject to any special rights or restrictions for the time being attached to any shares or any class of shares (including as set out Article 24.6), every Member as at the record date who is present in person or by proxy shall have one vote for each whole share (and a corresponding fraction of a vote for every fraction of a share) registered in his name in the Register as at the record date, provided that a partly paid share shall confer a fraction of a vote according to the proportion borne by the amount paid-up on the share to the total issue price (including share premium, if any).

20.2

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register.

20.3	A Member shall not be entitled to attend or vote at general meetings if and as long as any call or other sum in respect of shares is presently payable by him.

20.4

Subject to production of such evidence as the Directors may require, a Member of unsound mind, or in respect of whom an order has been made by any court in the Cayman Islands or elsewhere having jurisdiction in lunacy may vote on a show of hands or on a poll by his committee, receiver, curator bonis, guardian or other person appointed by the court, and any such committee, receiver, curator bonis, guardian or other person may vote by proxy.

20.5

No objection shall be raised to the qualification of any voter except at the general meeting at which the vote objected to is given or tendered or at any adjournment thereof, and every vote not disallowed at such general meeting or adjournment shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

20.6	A Member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

20.7

A corporation, whether formed in the Cayman Islands or elsewhere, which is a member may authorise such person as it thinks fit to act as its representative at any general meeting of the Company and the person so authorised shall be entitled to exercise the same voting and other powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual member of the Company. A corporation whose representative is present at a meeting shall itself be deemed to be present in person at the meeting and shall be counted towards the quorum. Nothing in this Article shall be construed as preventing a corporation from appointing a proxy.

20.8

Shares that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

21	PROXIES AND REPRESENTATIVES

21.1

The appointment of a proxy shall be by written instrument under the hand of the appointor or his attorney duly authorised in writing or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative.

21.2	A proxy need not be a member of the Company.

21.3	The instrument appointing a proxy may be in any usual or common form or otherwise acceptable to the chairman of the meeting for which the instrument is first presented.

21.4

The instrument appointing a proxy may contain restrictions or directions as to the manner in which, or the matters upon which, the proxy may vote, but subject thereto the proxy may vote on any matter in such manner as the proxy thinks fit and may exercise the same powers as his appointor could exercise if present, including the power to demand a poll.

21.5

The instrument appointing a proxy may be expressed to be for a particular meeting or particular meetings or to be effective generally until revoked. An appointment for a particular meeting or meetings shall be presumed, in the absence of clear provision to the contrary, to extend to any adjournment of such meeting or meetings.

21.6

The instrument appointing a proxy (and any power of attorney or other authority under which it is signed, or a notarially certified copy of such authority) shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice of meeting; and such deposit shall be made no later than the time for holding the meeting, provided that the Directors may in giving notice of the meeting stipulate that instruments of proxy shall be deposited up to forty-eight hours before the time for holding the meeting. Such deposit may be made by telecopier transmission, but may be disallowed at or before the meeting by the Directors or the chairman of the meeting if in his or their opinion there are material doubts as to authenticity or content. The chairman of the meeting may at his discretion direct that the deposit of an instrument of proxy (or other requisite document) shall be deemed to have been duly made, if satisfied that the instrument of proxy duly signed (or other requisite document) is in the course of transmission to the Company.

21.7

A proxy shall have no powers, as such, at any meeting at which his appointor is present in person or, being a corporation, by a duly authorised representative. If two or more proxies are present at a meeting and in accordance with their terms of appointment seek to vote on the same matter in respect of the same shares, the chairman shall in his absolute discretion decide which vote to accept and which vote or votes to disallow, or he may disallow all such votes.

21.8

The Directors may at the expense of the Company send to the members instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or (but only if such instruments are sent to all members entitled to attend and vote) nominating one or more Directors or other persons.

21.9

All resolutions passed at a general meeting shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of a proxy or that the appointment had been revoked or otherwise terminated prior to the meeting, be as valid as if every such proxy had been and remained duly appointed.

21.10

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

21.11

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any Class provided that the authorisation shall specify the number and Class in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such shares held by the Clearing House (or its nominee(s)).

21.12

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

22	CIRCULAR RESOLUTIONS OF THE MEMBERS

22.1

A resolution in writing, in one or more counterparts, signed by all the Members for the time being entitled to receive notice of and attend and vote at general meetings (or, being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly called and held, and shall satisfy any requirement of these Articles for a resolution to be passed by the Company in general meeting.

23	CLASS MEETINGS

23.1

All the provisions of these Articles regulating Extraordinary General Meetings (as to call, requisition, notice, proceedings, votes, proxies, circular resolutions and otherwise) apply equally to Class Meetings save only that references to Members shall be construed as references to Members holding shares of the relevant Class.

24	APPOINTMENT AND REMOVAL OF DIRECTORS

24.1

There shall be a board of Directors consisting of not less than one person. By ordinary resolution the Company may set a lower limit or an upper limit on the number of Directors and may from time to time vary any such limit; subject as aforesaid, there shall be at least one Director and there shall be no upper limit.

24.2	There shall be no shareholding qualification for Directors unless prescribed by special resolution.

24.3	The first Directors shall be appointed in writing by the subscribers of the Memorandum of Association or a majority of them.

24.4

The Directors shall be divided into three classes: Class I, Class II and Class III. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

24.5

The Directors may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to this Article.

24.6

Prior to the closing of a Business Combination the Company may from time to time by ordinary resolution of the holders of the Class B Shares appoint any person to be a Director and may in like manner remove any Director from office, whether or not appointing another in his stead. Prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of a Director.

24.7	After the closing of a Business Combination, the Company may by ordinary resolution appoint any person to be a Director or may by ordinary resolution remove any Director.

24.8

Prior to the closing of a Business Combination, Article 24.06 may only be amended by a special resolution which shall include the affirmative vote of the holders of a simple majority of the Class B Shares.

24.9	Without prejudice to other provisions of these Articles for the retirement or removal of Directors, the office of a Director shall be vacated:

(a)	if the Director resigns as Director by notice to the Company in writing signed by him;

(b)	if the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	if the Director becomes of unsound mind or an order for his detention is made under the Mental Health Act or any analogous law of a jurisdiction outside the Cayman Islands; or

(d)

if the Director absents himself or herself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him); or from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

25	REMUNERATION OF DIRECTORS

25.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any Class or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

25.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

25.3

An Alternate Director shall not be remunerated as such by the Company provided that he may, if the Directors think fit, be remunerated for any special work, service or mission beyond the ordinary routine work of a Director or Alternate Director.

26	TRANSACTIONS WITH DIRECTORS

26.1

A Director may hold any other executive or non-executive office or place of profit in or under the Company, other than the office of Auditor, on such terms as to tenure, remuneration, indemnity and otherwise as the Directors may determine.

26.2	A Director may act by himself or his firm in a professional capacity for the Company and shall be entitled to the same remuneration, indemnity and other privileges as if he were not a Director.

26.3

A Director may be a member or director or hold any other executive or non-executive office or place of profit in or under any company or association promoted by the Company or in which the Company may be interested or associated, and may exercise and enjoy the rights, privileges and benefits of any such position without being accountable in any way to the Company.

26.4

No person shall be disqualified from the office of Director by, or be prevented by such office from, contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract (or any other contract or arrangement entered into by or on behalf of the Company in which a Director shall be in any way interested) be liable to be avoided, nor shall any Director be liable to account to the Company for any profit realised by any such contract or arrangement; but the nature of his interest shall be disclosed by him at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration or, if the Director was not at that time interested in the proposed contract or arrangement, then at the next meeting of the Directors held after he becomes so interested.

26.5

A Director may vote in respect of any contract, arrangement or other matter which may be proposed, notwithstanding that he has an interest therein provided that the nature of his interest shall have been disclosed to the Directors prior to the Directors’ resolution.

26.6

For the avoidance of doubt it is declared that a Director shall be regarded as having an interest in any matter in which he has a duty conflicting with his duty to the Company, and also in any proposal to ratify a contract or transaction entered into by him in the name or on behalf of the Company prior to its registration.

26.7

A general notice that a Director is a shareholder, director or officer of, or otherwise interested in, a specified company or association and is to be regarded as interested in any transaction with such company or association shall be a sufficient disclosure for the purposes of this Article and thereafter it shall not be necessary to give any further notice relating to a particular transaction with that company or association.

26.8	The Company may from time to time by ordinary resolution impose and vary rules more or less restrictive of Directors having conflicting interests.

26.9

The provisions of this Article concerning Directors apply equally to Alternate Directors. For the purposes of this Article an interest of a Director shall be deemed to be an interest of his Alternate Director, and vice versa.

27	ALTERNATE DIRECTORS AND PROXIES

27.1

A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

27.2

The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

27.3

An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

27.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

27.5

Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

27.6

If so authorised by express provision in his notice of appointment, an Alternate Director may join in a circular resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

27.7

Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

27.8

A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by members shall apply equally to the appointment of proxies by Directors.

28	PROCEEDINGS OF DIRECTORS

28.1

A meeting of the Directors for the time being at which a quorum is present (or, if there is a sole Director, such Director) shall be competent to exercise all or any of the powers and discretions by or under these Articles for the time being vested in or exercisable by the Directors generally.

28.2	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit.

28.3

A Director may, and on the request of a Director any Officer shall, at any time summon a meeting of the Directors. Notice thereof shall be given to each Director and Alternate Director in writing or by telephone or orally. Not less than two days’ notice shall be given save that all the Directors (or their Alternate Directors) may waive notice of the meeting at, before or after the meeting is held.

28.4

A meeting of the Directors may be held, and any Director may participate in a meeting, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

28.5

The quorum necessary for the transaction of business at a meeting of the Directors may be fixed by the Directors and, unless so fixed at any other number, shall be a majority of the Directors for the time being in office.

28.6

For the avoidance of doubt it is declared that an Alternate Director shall not be entitled to attend or vote at a meeting of the Directors or be counted towards the quorum if his appointor be present; and the proxy of a Director shall not be so entitled or counted if either the appointing Director or his Alternate Director be present.

28.7

The Directors may at any time elect a chairman and, if they think fit, a deputy chairman and may determine the period for which they respectively are to hold office. Subject to any such determination, the Directors may at any time remove a chairman or deputy chairman from office. A chairman or deputy chairman shall automatically cease to hold office if for any reason he ceases to hold office as a Director.

28.8	Questions arising at a meeting of the Directors shall be decided by a majority of the votes cast. In the case of an equality of votes, the chairman shall have a second or casting vote.

28.9

The continuing Directors may act notwithstanding any vacancy in their body but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the minimum number of Directors or as the necessary quorum for meetings of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to the requisite number, or of summoning a general meeting of the Company, but for no other purpose.

28.10

All resolutions passed and other acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, Alternate Director or proxy, or that they or any of them were disqualified or had otherwise ceased to hold office, be as valid as if every such person had been duly appointed and qualified and continued to hold the office or position of Director, Alternate Director or proxy, as the case may be. This Article shall apply equally to a case in which there was no appointment as to the case in which there was a defective appointment.

28.11

A Director who is present at a meeting of the Directors at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or he shall file his written dissent with the person acting as the secretary of the meeting before the adjournment thereof or shall send his written dissent to the Registered Office immediately after the meeting, provided that this right of dissent shall not apply in the case of a Director who voted in favour of the action.

28.12	A resolution in writing, in one or more counterparts, signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and held.

29	MINUTES AND REGISTERS

29.1

In accordance with the Statute the Directors shall cause minutes to be kept of all resolutions and proceedings of members, whether at general meetings, class meetings or otherwise, and of Directors or managers (if any), or committees of Directors (if any), whether at meetings or otherwise. Such minutes shall be kept in writing at the Registered Office or at such other location as the Directors may determine.

29.2

The minutes of a meeting, whether of the members or the Directors or a committee of the Directors, when signed by the person acting as the chairman of the meeting or by the person acting as the chairman of the next following meeting, shall until the contrary be proved be accepted as conclusive evidence of the matters stated in the minutes.

29.3

The Directors shall cause to be kept at the Registered Office the Register of Directors and Officers and the Register of Mortgages and Charges required by the Statute. Alternate Directors shall be entered in the Register of Directors and Officers.

30	POWERS OF DIRECTORS

30.1

Subject to the provisions of the Statute, the Memorandum and Articles and to any direction given by the Company in general meeting by special resolution, the business of the Company shall be managed by the Directors, who may exercise all powers of the Company. No direction made by the Company in general meeting, not any alterations of the Memorandum or the Articles may invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors. This Sub-Article is without prejudice to the provisions of these Articles permitting delegation by the Directors.

30.2

Notwithstanding that the Statute or the Memorandum of Association may permit the Company to pursue objects or exercise powers which are charitable or benevolent or otherwise independent of the financial interests of the Company itself, the Directors shall not without the sanction of a special resolution pursue any such objects or exercise any such powers, provided that:

(a)	this Sub-Article does not apply to the declaration or payment of dividends, the redemption or purchase of shares or the conferring of other benefits upon members in accordance with these Articles;

(b)

the Directors on behalf of the Company may pay or procure the payment of gratuities, pensions and other benefits to persons who are or were Directors or Officers of the Company or any associated company, or widows or other dependents of such persons, whether or not the Company has any legal obligation to do so;

(c)	this Sub-Article does not apply to an action which, though it may in itself be gratuitous, is considered by the Directors to be in the financial interests of the Company;

(d)	if there is any reasonable doubt as to whether an action is prohibited by this Sub-Article, the Directors’ decision, if made in good faith, shall be conclusive.

30.3

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof by way of fixed charge, floating charge or other form of encumbrance, and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30.4

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed in such manner as the Directors may from time to time determine by resolution.

31	SECRETARY

31.1

The Secretary may, and one or more assistant secretaries may, be appointed by the Directors for such terms, at such remuneration and upon such conditions as the Directors think fit. Notwithstanding the terms or conditions of appointment, the Secretary and any assistant secretary may at any time be removed from office by the Directors.

31.2

Subject to any contrary term or condition of his appointment, an assistant secretary may exercise or perform any task or power conferred upon the Secretary by the Statute, by these Articles or by resolution of the Directors, but shall comply with any proper direction which may be given by the Secretary.

31.3

A provision of the Statute or of these Articles requiring or authorising anything to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

32	DELEGATION OF DIRECTORS’ POWERS

32.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

32.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

32.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

32.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

32.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

32.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

32.7	Any delegation by the Directors pursuant to this Article may be on terms permitting sub-delegation.

33	SEAL

33.1

The Company may, but need not, have a Seal. If the Company has a Seal, every document to which the Seal has been affixed shall be countersigned by a Director or the Secretary or some other person authorised for this purpose by the Directors or a committee of Directors.

33.2

Notwithstanding the foregoing Sub-Article the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

33.3

The Company may have one or more duplicate Seals, as permitted by the Statute; and, if the Directors think fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be used.

34	DIVIDENDS, DISTRIBUTIONS AND RESERVES

34.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any shares, the Directors may resolve to pay Dividends and other distributions on shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

34.2

Except as otherwise provided by the rights attached to any shares, all Dividends and other distributions shall be paid according to the par value of the shares that a Member holds. If any share is issued on terms providing that it shall rank for Dividend as from a particular date, that share shall rank for Dividend accordingly.

34.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

34.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

34.5

Except as otherwise provided by the rights attached to any shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

34.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

34.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the share held by them as joint holders.

34.8	No Dividend or other distribution shall bear interest against the Company.

34.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

35	SHARE PREMIUM ACCOUNT

35.1	The Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Statute in regard to the Company’s share premium account.

36	CAPITALISATION ISSUES

36.1

The Directors may on behalf of the Company appropriate any sum standing to the credit of the share premium account or capital redemption reserve or any sum of profits available for dividend purposes (or credited to any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount) to members in the proportions in which such sum would have been divisible amongst them if distributed by way of dividend, and to apply such sum on their behalf in paying up in full unissued shares to be issued to the members in the said proportions. The Directors may determine all questions that arise concerning a capitalisation issue including the basis and terms of issue. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

37	BOOKS OF ACCOUNT

37.1	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received or expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company;

and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. Such books shall be kept at such place or places as the Directors determine. Such books of account must be retained for a minimum period of five years from the date on which they are prepared.

37.2

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and book of the Company or any of them shall be open to the inspection of Members not being Directors; and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as authorised by the Statute, the Directors or by the Company in general meeting.

37.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

37.4

The financial year of the Company shall run from 1 January (or, in the case of the first financial year, the date of registration) to 31 December but, subject to any direction of the Company in general meeting, the Directors may from time to time prescribe some other period to be the financial year, provided that the Directors may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

38	AUDIT

38.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

38.2

Without prejudice to the freedom of the Directors to establish any other committee, if the shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

38.3

If the shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

38.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the board of Directors.

38.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

38.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

38.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

38.8

The Auditors shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by them are to be laid before the Company and to make any statement or explanation they may desire with respect to the financial statements.

39	WINDING-UP

39.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

39.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a special resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

40	INDEMNITY AND INSURANCE

40.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

40.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

40.3

The indemnification provisions of these Articles are not exclusive. The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

40.4

The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators.

41	NOTICES

41.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

41.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

41.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

42	ALTERATION OF ARTICLES

42.1	Subject to the Statute, the Company may from time to time by special resolution alter or amend these Articles in whole or in part.

43	TRANSFER BY WAY OF CONTINUATION

43.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the sanction of a special resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

44	FINANCIAL YEAR

44.1	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

45	MERGERS AND CONSOLIDATIONS

45.1

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statue) upon such terms as the Directors may determine and to the extent required by the Statute, with the approval of a special resolution.

46	BUSINESS COMBINATION

46.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

46.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their shares repurchased by means of a tender offer for a per-share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase shares is subject to the completion of the proposed Business Combination to which it relates.

46.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

46.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by ordinary resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

46.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent. of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against (or is voting at all with respect to) such proposed Business Combination, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

46.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

46.7

In the event that the Company does not consummate a Business Combination within 24 months from the closing of the IPO (or 27 months from the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the IPO but has not completed a Business Combination within such 24 month period), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

(d)	subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

46.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the closing of the IPO (or 27 months from the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the IPO but has not completed a Business Combination within such 24 month period); or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

46.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

46.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a Class with Public Shares on a Business Combination.

46.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

46.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another “blank check” company or a similar company with nominal operations.

46.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

47	BUSINESS OPPORTUNITIES

47.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the

Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

47.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

47.3

To the extent a court of competent jurisdiction might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.